Exhibit 10.14

Nonqualified Stock Option Award

General Terms and Conditions

(Non-Employee Directors)

OraSure Technologies, Inc. (the “Company”) maintains the 2000 Stock Award Plan (the “Plan”). These Non-Qualified Stock Option Award General Terms and Conditions (the “Award Terms”) govern the Award of an Option to Participant as a Non-Employee Director pursuant to the Plan. Capitalized terms not otherwise defined shall have the meanings set forth in Section 10 of these Award Terms.

1.	Option Type and Term.

1.1	Type of Option. The Option is not intended to be an incentive stock option as described in Internal Revenue Code Section 422.

1.2	Term. The Option term will expire on the expiration date shown on the cover sheet unless earlier terminated pursuant to the Agreement.

1.3	Vesting. Except as otherwise provided in the Agreement, the Option will be vested as to, and accordingly may be exercised from time to time during the term to purchase, Shares up to the number shown on the cover page as vested as of the date of exercise.

2.	Service As Director.

2.1	Expiration After Termination of Service. If the recipient of the Option (“Participant”) ceases to be a member of the Board of Directors of the Company (the “Board”) for any reason, to the extent the option is then exercisable (or becomes exercisable at that time or within 90 days thereafter pursuant to Subsection 2.2) the right to exercise the Option will expire at the end of the following periods:

After Termination On Account Of	Period
Death	1 year
Retirement	5 years
Disability	1 year
Any other reason	1 year

2.2	Effect of Termination on Vesting. The Option will continue vesting in accordance with Section 1.3 for 90 days following the date on which Participant ceases to serve on the Board for any reason and will then cease vesting. The Shares as to which the Option is exercisable will be those as to which the Option is vested at the time of exercise.

3.	Acceleration of Exercisability. If a Change in Control Date occurs while Participant serves on the Board or if a Change in Control Date occurs within 90 days after Participant’s termination of service on the Board, the Option will become immediately and fully vested and exercisable as to all Shares covered by the Option.

4.	Method of Exercise.

4.1	Exercise of Option. All or any portion of the Option may be exercised, to the extent it has become exercisable pursuant to the Agreement, by delivery of written notice to the Company in the attached form stating the number of Shares, form of payment, and proposed date of closing.

4.2	Other Documents. Participant must furnish the Company, before closing of any exercise of the Option, such other documents or representations as the Company may require to assure compliance with applicable laws and regulations.

4.3	Price and Payment. The exercise price for the Shares purchased upon exercise of the Option shall be as set forth on the cover sheet and must be paid in full at or before closing by one or a combination of the following:

(a)	Payment in cash;

(b)	Delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:

(i)	To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to the Company in payment of all or a part of the exercise price and withholding taxes due; or

(ii)	To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to the Company in payment of all or a part of the exercise price and withholding taxes due; or

(c)	Delivery of previously acquired Shares having a Fair Market Value at least equal to the exercise price.

4.4	Previously Acquired Shares. Delivery of previously acquired Shares surrendered in full or partial payment of the exercise price of all or any portion of the Option, will be subject to the following conditions:

(a)	The Shares tendered must be in good delivery form;

(b)	The Fair Market Value of the Shares, together with the amount of cash, if any, tendered must equal or exceed the exercise price of the Option;

(c)	Any Shares remaining after satisfying payment of the exercise price will be reissued in the same manner as the Shares tendered; and

(d)	No fractional Shares will be issued and cash will not be paid to Participant for any fractional Share value not used to satisfy payment of the exercise price.

5.	Transferability.

5.1	Restriction. Except for Permitted Transfers, as defined in Section 5.2:

(a)	The Option is not transferable by Participant other than by testamentary will or the laws of descent and distribution and, during Participant’s lifetime, may be exercised only by Participant or Participant’s guardian or legal representative;

(b)	No assignment or transfer of the Option, whether voluntary, involuntary, or by operation of law or otherwise, except by testamentary will or the laws of descent and distribution, will vest in the assignee or transferee any interest or right; and

(c)	Immediately upon any attempt to assign or transfer the Option, the Option will terminate and be of no force or effect.

5.2	Permitted Transfers. Participant may transfer all or any portion of the Option, without payment of consideration, to Participant’s family members, trusts for such family members, or a partnership or limited liability company in which Participant and members of Participant’s family own more than 50% of the voting interests.

5.3	Exercise in the Event of Death or Disability. Whenever the word “Participant” is used in any provision of the Agreement under circumstances when the provision should logically be construed to apply to Participant’s guardian, legal representative, executor, administrator, or the person or persons to whom the Option may be transferred by testamentary will or by the laws of descent and distribution, the word “Participant” will be deemed to include such person or persons.

6.	Securities Laws. The Company will not be required to issue any Shares upon exercise of the Option, or any portion thereof, until the Company has taken any action required to comply with the provisions of the Securities Act of 1933 or any other then applicable federal or state securities laws.

7.	Tax Reimbursement. In the event any withholding or similar tax liability is imposed on the Company in connection with or with respect to the exercise of the Option or the disposition by Participant of the Shares acquired upon exercise of the Option, Participant will pay to the Company an amount sufficient to satisfy such tax liability.

8.	Conditions Precedent. The Company will use its best efforts to obtain any required approvals of the Plan and the Option by any state or federal agency or authority that the Company determines has jurisdiction. If the Company determines that any required approval cannot be obtained, all Awards to Participant will terminate on notice to Participant to that effect.

9.	Successorship. Subject to the restrictions on transferability of the Option set forth in the Agreement and in the Plan, the Agreement will be binding upon and benefit the parties, their successors, and assigns.

10.	Defined Terms. When used in the Agreement, the following terms have the meanings specified below:

10.1	“Acquiring Person” means any person or related person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), as such Section and Rule are in effect as of the date of the Agreement; provided, however, that the term Acquiring Person does not include:

(a)	The Company or any of its Subsidiaries;

(b)	Any employee benefit plan of the Company or any of its Subsidiaries;

(c)	Any entity holding voting capital stock of the Company for or pursuant to the terms of any such employee benefit plan; or

(d)	Any person or group solely because such person or group has voting power with respect to capital stock of the Company arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

10.2	“Agreement” means the agreement evidencing an Option governed by these Award Terms.

10.3	“Change in Control” means:

(a)	A change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date of the Agreement pursuant to the Exchange Act; provided that, without limitation, such a change in control will be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; or

(b)	During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Board unless the election, or the nomination for election, by the Company’s stockholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(c)	There is consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(d)	Approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

10.4	“Change in Control Date” means the first date following the date of the Agreement on which a Change in Control has occurred.

10.5	“Committee” means the Compensation Committee of the Board or any successor thereto.

10.6	“Grant Date” means the date of the Agreement, which is the date the Option is granted to Participant.

10.7	“Option” means the Nonqualified Stock Option granted to Participant evidenced by the Agreement.

10.8	“Voting Securities” means the Company’s issued and outstanding securities ordinarily having the right to vote at elections for the Company’s Board.

10.9	Capitalized terms not otherwise defined in this Agreement have the meanings given them in the Plan.

11.	Notices. Any notices regarding the Option must be in writing and will be effective when actually delivered personally or, if mailed, when deposited as certified mail directed to the address maintained in the Company’s records or to such other address as a party may certify by notice to the other party.

Attachment: Exercise Form

ELECTION TO EXERCISE NONQUALIFIED STOCK OPTION

To:	OraSure Technologies, Inc. 150 Webster Street Bethlehem, PA 18015

The undersigned hereby exercises the NonQualified Stock Option _____________________ evidenced
(option number)

by the NonQualified Stock Option Award Agreement dated ____________________________ (the “NonQualified
(date options were granted)

Agreement”), for ________________________________ shares (the “Shares”) of common stock of OraSure
(# of shares you wish to purchase)

Technologies, Inc. (the “Company”) at the price of $________________ per share and agrees to tender payment
(option price)

therefor in the amount of $_________________________________ (the “Exercise Price”) and required withholding taxes in
(# of shares purchased X option price)

accordance with the terms of the NonQualified Stock Option Award Agreement for closing on
________________________________.
(approximately 10 days after exercise)

Mark the appropriate responses below:

1.	Payment

☐	Payment in the amount of the Exercise Price and required withholding taxes is enclosed.

☐	Payment in the amount of the Exercise Price and required withholding taxes will be made to the Company within ten business days by _____________________ (“Broker”), to which I have given irrevocable instructions to sell enough of the Shares for such purpose and to deliver proceeds in the amount of the Exercise Price and withholding taxes to the Company. If the Broker does not make such payment within such time, I agree to pay the Exercise Price and withholding taxes to the Company within an additional five business days.

☐	Payment shall be made as described on the page attached hereto.

2.	Delivery of Shares.

☐	The shares have been sold. Please deliver the stock certificate to, and made out in the name of the following:

(e.g., Broker, Address, Account Number)

☐	The Shares have not been sold. Please deliver the stock certificate to, and made out in the name of:

(e.g., your name)

DATED: _______________	_________________________
(Printed Name)

_________________________
(Signature of Participant)

EXERCISE OF NONQUALIFIED STOCK OPTIONS

OraSure Technologies, Inc.

150 Webster Street

Bethlehem, PA 18015

For Federal Income Tax purposes, ORASURE TECHNOLOGIES, INC. is required to include on each Participant’s year-end tax Form W-2 or 1099-MISC and on the Company’s tax return, an amount equal to the difference between the fair market value of stock purchased upon exercise of a NonQualified Stock Option on the exercise date and the option exercise price (the “Option Spread”).

If you sold any of these option shares on the same day that you exercised them, please provide the following information and return a copy of this form to the Accounting department. This information will assist in the determination of the fair market value of the shares at the time of exercise to be used to calculate the Option Spread and proper withholding amounts.

Option Number	Date	Sale price per share

Option Number	Date	Sale price per share

Option Number	Date	Sale price per share

Option Number	Date	Sale price per share

Printed Name	Signature of Participant